Exhibit 10.2

Prudential Investment Management, Inc. (“PIM”)

The Prudential Insurance Company of America (“Prudential”)

Prudential Retirement Insurance and Annuity Company (“PRIAC”)

Each Prudential Affiliate under the Note Agreement referred to below

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

September 16, 2010

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Re:	Seventh Amendment and Limited Waiver to Amended and Restated Note
Purchase and Private Shelf Agreement dated as of May 31, 2007

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between Northwest Pipe Company, an Oregon corporation (the “Company”), on the one hand, and PIM, Prudential, PRIAC and each Prudential Affiliate (as therein defined) that becomes bound by certain provisions thereof (together with PIM, Prudential and PRIAC and their respective successors and Transferees, collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Agreement (after giving effect to any amendments of such terms in this letter agreement).

1. Limited Waivers and Related Agreements. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement:

(a) The Purchasers hereby waive compliance by the Company with each of the financial covenants set forth in paragraphs 6A (Financial Covenants) and 6K (Compliance with Asset Coverage Ratio) of the Note Agreement (and any requirement that the Company deliver any additional Officer’s Certificate demonstrating compliance with such covenants for such period) for the Company’s fiscal quarter ending June 30, 2010.

(b) The Purchasers hereby waive compliance by the Company with the provisions set forth in the section 2 (“Agreement Regarding December 2009 Financial Covenants”) of each of the following letter agreements between the Company and the Purchasers: (i) Fourth Amendment to Amended and Restated Note Purchase and Private Shelf Agreement, dated April 15, 2010, (ii) Fifth Amendment and Limited Consent to Amended and Restated Note Purchase and Private Shelf Agreement, dated July 23, 2010, and (iii) Sixth Amendment and Temporary Waiver to Amended and Restated Note Purchase and Private Shelf Agreement, dated July 30, 2010.

Northwest Pipe Company

September 16, 2010

(c) The Company has advised the Purchasers that it expects to restate its financial statements for its fiscal years ending December 31 of each of 2007, 2008 and 2009 (the “Restatement”). Any Events of Default that may have occurred under the Note Agreement by reason of any certification previously provided by any officer of the Company in any Officer’s Certificate with respect to financial statements of the Company delivered under the Note Agreement being rendered inaccurate or misleading as a result of such restatement, are hereby waived. The Company and Purchasers further agree that the Restatement will not be used to retest compliance with any of the financial covenants set forth in paragraphs 6A (Financial Covenants) and 6K (Compliance with Asset Coverage Ratio) of the Note Agreement for any prior period through June 30, 2010.

(d) The Purchasers and the Company agree that (i) the foregoing limited waivers and agreements by the Purchasers are conditioned on the Restatement being consistent in all material respects with the draft restatement delivered by the Company to the Purchasers on August 31, 2010, and (ii) the foregoing limited waivers do not constitute waivers of any other Default or Event of Default now existing or hereafter arising, whether known or unknown by any of the Purchasers.

2. Amendments. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Note Agreement shall be amended as follows:

(a) Paragraph 2C is hereby amended and restated in its entirety to read as follows:

2C. Interest Enhancement Payments.

The Company agrees that it will pay from time to time additional interest on each of the Notes outstanding (i) as of the Third Amendment Effective Date, through but excluding the Seventh Amendment Effective Date, equal to a per annum rate of 1.75% (the “Original Interest Enhancement Rate”), and (ii) as of the Seventh Amendment Effective Date, and thereafter, equal to a per annum rate of 2.00% (the “Second Interest Enhancement Rate”), in each case, computed on the principal amount outstanding from time to time of each such Note beginning on the Third Amendment Effective Date, and such additional interest with respect to any such Note will be payable (any payment from time to time of such additional interest being referred to as an “Interest Enhancement Payment”) from time to time on each interest payment date for such Note in the manner specified herein or in such Note, as applicable. Notwithstanding the foregoing, if the Company demonstrates after the Seventh Amendment Effective Date that the Consolidated Total Leverage Ratio is less than 4.50:1.00 at the time it delivers its financial statements and related Officer’s Certificate in accordance with paragraphs 5A(i) or 5A(ii), as the case may be, then the Second Interest Enhancement Rate shall be adjusted to 1.75% beginning on such date of delivery; provided, however, that (x) if the Consolidated Total Leverage Ratio at any time is equal to or greater than 4.50:1.00, then the rate shall be adjusted to the Second Interest Enhancement Rate immediately at such time, and (y) if the Company’s financial statements and related Officer’s Certificate are not delivered when due in accordance with paragraphs 5A(i) or 5A(ii), as the case may be, then the Second Interest Enhancement Rate shall apply as of the date such financial

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September 16, 2010

statements and related Officer’s Certificate were due. Any failure by the Company in making any Interest Enhancement Payment (or any portion thereof) on any Note for more than five (5) Business Days after the same becomes due and payable shall constitute an “Event of Default” for purposes of paragraph 7A(ii).

(b) Clause (i)(A) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“(i)(A) within (x) 212 days after the end of the first fiscal quarter of the Company’s 2010 fiscal year, (y) 121 days after the end of the second fiscal quarter of the Company’s 2010 fiscal year, and (z) 60 days after the end of each other quarterly fiscal period in each fiscal year of the Company (other than the last quarterly period), segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position, subject to changes resulting from year-end adjustments and the absence of all required footnotes;”

(c) Clause (ii)(A) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“(ii)(A) within 288 days after the end of the Company’s 2009 fiscal year, and within 105 days after the end of each other fiscal year of the Company, segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and prepared in accordance with GAAP and, as to the segment reporting and consolidated statements, reported on by independent public accountants of recognized national standing, selected by the Company whose report shall be without a “going concern” or like qualification or exception and without limitation as to scope of the audit;”

(d) Clause (iii) of paragraph 5B is hereby amended and restated in its entirety to read as follows:

“(iii) Deliver to each holder of a Note, (A) not later than the fifteenth (15th) and thirtieth (30th) day of each month, a forecast prepared by management of the Company in a form satisfactory to the Required Holders of the weekly cash flows of the Company and its Subsidiaries for the periods commencing on Monday of the immediately succeeding week, and ending 13 weeks thereafter,

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September 16, 2010

together with a statement of the actual cash flows of the Company and its Subsidiaries since the date of the then-most recently delivered cash flow forecast and a description of material variances between forecast cash flows and actual cash flows for such period, and (B) not later than the eighth (8th) Business Day of each of month, a report of the bookings and backlog of the Company and its Subsidiaries in a form and containing details satisfactory to the Required Holders, as of the last day of the immediately preceding month; and”

(e) Clause (iv) of paragraph 5B is hereby amended and restated in its entirety to read as follows:

“(iv) No later than 60 days after the end of each fiscal quarter of the Company, deliver to each holder of a Note an analysis of the material variances between the forecasts contained in the business plan delivered to the Purchasers by the Company in August 2010 for such fiscal quarter or other applicable reporting period and the Company’s actual financial results for such fiscal quarter or reporting period, in form and substance satisfactory to the Required Holders.”

(f) Paragraph 6A is hereby amended and restated in its entirety to read as follows:

     “6A. Financial Covenants.

     6A(1). Consolidated Total Debt to EBITDA Ratio.

The Company will not, at any time during the measurement dates set forth below, permit the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended (“Consolidated Total Leverage Ratio”), to be greater than the amount set forth opposite such measurement date(s):

Period	Ratio
From 09/30/10 to 12/30/10	12.75:1.00
From 12/31/10 to 03/30/11	7.50:1.00
From 03/31/11 to 06/29/11	6.25:1.00
From 06/30/11 to 09/29/11	4.75:1.00
From 09/30/11 and at all times thereafter	4.00:1.00

     6A(2). Consolidated Tangible Net Worth.

The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of (i) the greater of (A) $193,000,000 and (B) 85% of the Company’s Consolidated Tangible Net Worth as of June 30, 2010, plus (ii) 50% of the consolidated net income of the Company and its Subsidiaries (but only if a positive number) for each fiscal quarter of the Company ended after June 30, 2010 through and including the most recently ended fiscal quarter of the Company at such time, plus (iii) 100% of the net proceeds from any Equity Offering of the Company consummated after June 30, 2010.

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September 16, 2010

     6A(3). Consolidated Fixed Charge Coverage Ratio.

The Company will not permit the Consolidated Fixed Charge Coverage Ratio calculated as of the end of each fiscal quarter to be less than the amount set forth opposite such measurement date(s):

Period	Ratio
At 6/30/11	1.10:1.00
At 09/30/11 and at the end of each fiscal quarter thereafter	1.25:1.00

     6A(4). Consolidated Senior Funded Debt to EBITDA Ratio.

The Company will not, at any time during the measurement dates set forth below, permit the ratio of (i) Consolidated Senior Funded Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than the amount set forth opposite such measurement date(s):

Period	Ratio
From 09/30/10 to 12/30/10	12.75:1.00
From 12/31/10 to 03/30/11	7.50:1.00
From 03/31/11 to 06/29/11	6.25:1.00
From 06/30/11 to 09/29/11	4.75:1.00
From 09/30/11 to 12/30/11	4.00:1.00
From 12/31/11 and at all times thereafter	3.50:1.00

     6A(5). Minimum Consolidated EBITDA.

The Company shall maintain a minimum Consolidated EBITDA equal to or greater than (i) $3,600,000 for the fiscal quarter ending on September 30, 2010, (ii) $9,400,000 for the cumulative two fiscal quarters ending on December 31, 2010, and (iii) $18,500,000 for the cumulative three fiscal quarters ending on March 31, 2011.

     6A(6). Maximum Consolidated Rent and Lease Expense Ratio.

Beginning with the fiscal quarter ending December 31, 2010 and continuing with each fiscal quarter thereafter, the Company shall not permit the ratio of (i) Lease Rentals at the end of each such fiscal quarter to (ii) total revenue of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), in each case for the period of four (4) consecutive fiscal quarters ended as of the end of such fiscal quarter, to exceed 6.00%.”

Northwest Pipe Company

September 16, 2010

(g) Paragraph 6K is hereby amended and restated in its entirety to read as follows:

“ 6K. Compliance with Asset Coverage Ratio.

The Company will not permit at any time the Asset Coverage Ratio to be less than 1.00:1.00. If the Company is out of compliance with this covenant, the Company may cure the resulting default by repaying Debt of the Company within two Business Days of learning of such non-compliance in an amount at least sufficient to bring itself into compliance with this covenant (assuming that such amount repaid had been in fact repaid on the applicable date of measurement of this covenant).”

(h) The defined term “Annualized Consolidated EBITDA” appearing in paragraph 10B is hereby deleted therefrom.

(i) The defined term “Consolidated EBITDA” appearing in paragraph 10B is hereby amended and restated in its entirety to read as follows:

“ “Consolidated EBITDA” shall mean, for any period of determination, net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP, plus, to the extent deducted in the calculation thereof, (i) consolidated interest expense, (ii) consolidated depreciation and amortization expense, (iii) consolidated income tax expense of the Company and its Subsidiaries, (iv) other expenses in such period reducing consolidated net income for such period which did not or will not require a cash settlement in such period or any future period (including but not limited to impairment charges, costs associated with exit or disposal activities and stock based compensation), and (v) one-time accounting fees, attorneys fees and similar costs and expenses actually incurred by the Company in connection with the internal accounting investigation and the related investigation by the U.S. Securities and Exchange Commission, as described in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on March 16, 2010, (A) during its 2010 fiscal year of up to $7,000,000 in the aggregate, and (B) during its 2011 fiscal year of up to $3,500,000 in the aggregate. Consolidated EBITDA shall not include (a) extraordinary gains; (b) expenses of up to $1,500,000 arising from the sale of the Company’s Riverside, California facility and the consolidation of those operations with its Adelanto, California facility and incurred within 12 months of the sale, so long as the net proceeds received by the Company from such sale equal or exceed the amount of such expenses; (c) any gains resulting from the sale or other disposition of capital assets (other than gains on sales related to the sale-leaseback of equipment or assets sold in the ordinary course of business); (d) undistributed earnings of non-Subsidiary investments; (e) gains arising from changes in accounting principals; (f) gains arising from the write-up of assets (except in the normal course of business related to accounting reconciliation); (g) any gains resulting from the early retirement or extinguishment of Debt; (h) any earnings of a Foreign Subsidiary of the Company to the extent that such Foreign Subsidiary is not at the time permitted, whether by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Foreign Subsidiary to convert such earnings into United States

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currency or repatriate such earnings to the Company or any other Domestic Subsidiary which is the parent corporation of such Foreign Subsidiary; and (i) all items increasing Consolidated Net Income for such period which did not or will not result in a cash settlement in such period or any future period, including any gain from the sale of assets. Notwithstanding anything to the contrary herein, if the Company or a Subsidiary divests itself of a Subsidiary or a business unit (it being understood and agreed that the sale of real property no longer used or useful in the ongoing operations shall not be deemed to constitute the sale of a business unit) or acquires a Person that becomes a Subsidiary or a group of assets constituting a business unit, in either case during the relevant period of computation for Consolidated EBITDA, then, solely for purpose of determining Consolidated EBITDA, such divestiture or acquisition will be deemed to have been consummated on the first day of the relevant period of computation; provided that Consolidated EBITDA shall include the operating results of such a Person or business unit prior to the date of its acquisition only if such operating results are based on audited financial statements, pro forma financial reporting for acquisitions or divestitures in accordance with the requirements of the SEC, or financial statements that are otherwise reasonably satisfactory to the Required Holders. Unless provided otherwise, Consolidated EBITDA shall be calculated at any time of determination for the four consecutive fiscal quarters ended immediately prior to such time.”

(j) The following defined terms are hereby added to paragraph 10B in the proper alphabetical order to read as follows:

“ “Consolidated Total Leverage Ratio” shall have the meaning specified in paragraph 6A(1).

“Seventh Amendment Effective Date” shall mean September 16, 2010.”

3. Temporary Modification to Certain Covenants. The Purchasers and the Company hereby agree that the covenants set forth in paragraphs 5C (Inspection of Property), 6G (Merger and Consolidation; Transfer of Assets) other than clause (v) thereof, and 6L (Permitted Acquisitions) shall be construed and interpreted as if an Event of Default has occurred and is continuing (regardless of whether an Event of Default has actually occurred and is continuing) until such time as the Company has delivered an Officer’s Certificate for the fiscal period ended as of September 30, 2010 pursuant to paragraph 5A of the Note Agreement, demonstrating compliance with, among other things, the financial covenants contained in paragraphs 6A and 6K of the Note Agreement as of September 30, 2010 (as such paragraphs 6A and 6K have been modified by this letter agreement). Any breach of the agreements set forth in this section 3 by the Company or any of its Subsidiaries shall be an immediate Event of Default.

4. Temporary Modification to Permitted Debt. The Purchasers and the Company hereby agree that to the extent there is any availability for the incurrence of additional Debt by the Company or any of its Subsidiaries under clauses (iii), (vii) and (ix) of paragraph 6D (Other Indebtedness) of the Note Agreement as of the date hereof, such availability under the foregoing clauses shall be blocked (and the Company and its Subsidiaries shall not be permitted to avail themselves of such clauses for the purpose of incurring such additional Debt) until such time as the Company has delivered an Officer’s Certificate for the fiscal period ended as of September 30, 2010 pursuant to paragraph 5A of the Note Agreement, demonstrating compliance with, among other things, the financial covenants contained in paragraphs 6A and 6K of the Note Agreement as of September 30, 2010 (as such paragraphs 6A and 6K have been modified by this letter agreement). Any breach of the agreements set forth in this section 4 by the Company or any of its Subsidiaries shall be an immediate Event of Default.

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September 16, 2010

5. Limitation of Modifications. Each amendment, consent, limited waiver and/or other modification set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter agreement, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

6. Representations and Warranties. The Company hereby represents and warrants as follows: (a) no Default or Event of Default has occurred and is continuing (other than the Defaults or Events of Default which may have existed prior to, but not after, the effectiveness of this letter agreement), or would result from the transactions contemplated by this letter agreement; (b) the Company’s execution, delivery and performance of the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (c) the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (d) each of the representations and warranties set forth in paragraph 8 of the Note Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

7. Conditions to Effectiveness. This letter agreement shall become effective on the date on which: (a) the Purchasers shall have received a fully executed and delivered counterpart of this letter agreement executed by the Company; (b) the Purchasers shall have received a fully executed and delivered copy of the seventh amendment to Bank Credit Agreement in form and substance satisfactory to the Purchasers, and each of the conditions precedent in such amendment shall have been previously or concurrently satisfied; (c) the Company shall have paid to, or as directed by, PIM in immediately available funds an amendment fee equal to 0.50% of the principal amount outstanding on the Notes; and (d) the Company shall have paid Bingham McCutchen LLP (“Bingham”) in immediately available funds its accrued and unpaid legal fees and expenses (it being understood and agreed that any amount held by Bingham from the retainer previously paid to Bingham by the Company shall be applied first to such accrued and unpaid legal fees, with the Company paying Bingham the balance, if any, in immediately available funds).

8. Release; Covenant Not to Sue.

(a) The Company hereby absolutely and unconditionally waives, releases, remises and forever discharges the Purchasers, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, related funds, insurers, indemnitors, officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and each of their respective successors and assigns (each a “Released Party”), from

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September 16, 2010

any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which the Company has had, now has, or might hereafter have, or has made claim to have against any such Released Party with respect to the Note Agreement, the Notes or any other Transaction Document that, in each case, involve events, acts or omissions that have taken place on or before the date hereof, or with respect to the lender-borrower relationship evidenced by the Transaction Documents with respect to acts, omissions or events that have taken place on or before the date hereof. It is the intention of the Company in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Company acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release. The Company further agrees that it shall not dispute the validity or enforceability of the Note Agreement, any of the Notes or any of the other Transaction Documents or any of its obligations thereunder. If the Company, or any of its successors, assigns or other legal representations violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

9. Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

10. Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

[Remainder of the page intentionally left blank.]

If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely,

PURCHASERS

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PRUDENTIAL INVESTMENT MANAGEMENT, INC., AS INVESTMENT MANAGER

By:
Title:	Vice President

Accepted and agreed to as of the date first appearing above:

NORTHWEST PIPE COMPANY,
an Oregon corporation

By:
Name:	Stephanie J. Welty
Title:	Senior Vice President and Chief Financial Officer